EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Post Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-175507) of our report dated March 31, 2011 (except for Notes 1 and 2 for which the date is March 23, 2012), relating to the consolidated financial statements of WaferGen Bio-systems, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Rowbotham and Company LLP

San Francisco, California
April 27, 2012